SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             B+H Ocean Carriers Ltd.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 per share
                         (Title of Class of Securities)

                                    055090104
                                 (CUSIP Number)

                                 August 27, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)








                               (Page 1 of 7 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 929248508                 13G                    Page 2 of 7 Pages

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(1) NAMES OF REPORTING PERSONS

                        Nordic Alpha plc. (See Item 2(A))

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                            Ireland
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                           -481,927- (See Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0- (See Item 4)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            -481,927- (See Item 4)
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                       7.03%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                                          IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 929248508                 13G                    Page 3 of 7 Pages

----------------------------------------------------------------------------
(2) NAMES OF REPORTING PERSONS

                        Nordic Omega plc. (See Item 2(A))

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                            Ireland
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      -30,600- (See Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      -30,600- (See Item 4)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      -30,600- (See Item 4)
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      .45%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                                         IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 929248508                 13G                   Page 4 of 7 Pages

----------------------------------------------------------------------------
(3) NAMES OF REPORTING PERSONS

                        Orkla Finans (Kapitalforvaltning) ASA(See Item 2(A))

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY
-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                            Kingdom of Norway
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                            -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        -512,527- (See Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                            -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        -512,527- (See Item 4)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        -512,527- (See Item 4)
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                       7.48%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                                        IA
--------------------------------------------------------------------------------

CUSIP No. 055090104                 13G                    Page 5 of 7 Pages
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Item 1(a).     Name of Issuer:

         The name of the issuer is B+H Ocean Carriers Ltd. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at:
                              3rd Floor Par
                              La Ville Place,
                              14 Par-La-Ville Road,
                              Hamilton, HM, JX Bermuda .

Item 2(a).     Name of Person Filing:

         This schedule 13G is being filed by Nordic Alpha plc. and Nordic Omega plc., each an Irish limited liability investment company (together, the "Funds") with variable capital offering interests in European focused investments in securities and Orkla Finans (Kapitalforvaltning) ASA (the "Investment Manager"), the Investment Manager to the Funds.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

         The address of the business office of each Fund is 25/28 North Wall Quay, Dublin 1, Ireland. The address of the Investment Manager is Tordenskoldsgate 8-10, PO Box 1724, 0121 Oslo, Norway.

Item 2(c).     Citizenship:

         Each Fund is organized as an Irish limited liability investment company in Ireland. The Investment Manager is organized in the Kingdom of Norway.

Item 2(d).     Title of Class of Securities:
     Common Shares, $.01 par value ("Common Stock")

Item 2(e).  CUSIP Number: 055090104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

       (a) [ ] Broker or dealer registered under section 15 of the Act
           (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     N/A

CUSIP No. 055090104                 13G                    Page 6 of 7 Pages
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Item 4.   Ownership.

         (a) Amount beneficially owned:      Nordic Alpha plc.:          481,927
                                             Nordic Omega plc.:           30,600
                                             Orkla Finans
                                              (Kapitalforvaltning) ASA:  512,527

         (b) Percent of class:
                                             Nordic Alpha plc.:            7.03%
                                             Nordic Omega plc.:             .45%
                                             Orkla Finans
                                                (Kapitalforvaltning) ASA:  7.48%

                  The percentages used herein and in the rest of Item 4 are calculated based upon 6,852,544 shares outstanding as of June 30, 2008, as reported on the Issuer's 6-K filed on August 19, 2008.

        (c)    (i) Sole power to vote or direct the vote:
                                             Nordic Alpha plc.:                0
                                             Nordic Omega plc.:                0
                                             Orkla Finans
                                              (Kapitalforvaltning) ASA:        0

              (ii) Shared power to vote or direct the vote:
                                             Nordic Alpha plc.:          481,927
                                             Nordic Omega plc.:           30,600
                                             Orkla Finans
                                               (Kapitalforvaltning) ASA: 512,527

             (iii) Sole power to dispose or direct the disposition:
                                             Nordic Alpha plc.:                0
                                             Nordic Omega plc.:                0
                                             Orkla Finans
                                               (Kapitalforvaltning) ASA:       0

              (iv) Shared power to dispose or direct the disposition:
                                             Nordic Alpha plc.:          481,927
                                             Nordic Omega plc.:           30,600
                                             Orkla Finans
                                               (Kapitalforvaltning) ASA: 512,527

Orkla Finans (Kapitalforvaltning) ASA is the Investment Manager to Nordic Alpha plc. and Nordic Omega plc. Accordingly, the Investment Manager may be deemed to be a beneficial owner of shares of Common Stock owned by the Funds.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

CUSIP No. 055090104                  13G                   Page 7 of 7 Pages
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Item 10.  Certification.

         The Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  September 8, 2008

                                                     NORDIC ALPHA PLC.

                                                     By: /s/ Lisbeth Gyland
                                                     ----------------------
                                            Name:    Lisbeth Gyland
                                            Title:   Director


                                                     NORDIC OMEGA PLC.

                                                     By: /s/ Lisbeth Gyland
                                                     ----------------------
                                            Name:    Lisbeth Gyland
                                            Title:   Director


                                                     ORKLA FINANS
                                                     (KAPITALFORVALTNING) ASA

                                                     By: /s/ Bjorn Slatto
                                                     --------------------
                                            Name:    Bjorn Slatto
                                            Title:   Managing Director